UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]    Preliminary Proxy Statement
[ ]    Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]    Definitive Proxy Statement
[ ]    Definitive Additional Materials
[ ]    Soliciting Material pursuant to Rule 14a-12

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]    No fee required.
[ ]    Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:________________________

(2)	Aggregate number of securities to which transaction applies:________________________

(3)
Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):_______________________________________________________________

(4)	Proposed maximum aggregate value of transaction:_______________________________

(5)	Total fee paid:_____________________________________________________________

[ ]    Fee paid previously with preliminary materials.

[ ]
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form of Schedule and the date of its filing.

(1)	Amount previously paid:__________________________________________

(2)	Form, Schedule or Registration Statement No.:_________________________________

(3)	Filing party:______________________________________________________________

(4)	Date filed:_______________________________________________________________

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, California 90245
PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 14, 2017
To the Stockholders of Griffin Capital Essential Asset REIT II, Inc.:
I am pleased to invite you to the annual meeting of stockholders of Griffin Capital Essential Asset REIT II, Inc. The annual meeting will be held on June 14, 2017 at 1:30 P.M. (PT), at the offices of Griffin Capital Essential Asset REIT II, Inc., Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245, for the following purposes:

1.	to elect five directors, each for a term of one year; and

2.	to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017.
Our board of directors has fixed March 31, 2017 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only record holders of common stock, including shares of Class A, Class T and Class I common stock, on the record date are entitled to notice of and to vote at the annual meeting.
For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact our proxy solicitor, Broadridge Financial Solutions, Inc. at (855) 601-2245.
Whether you own a few or many shares and whether you plan to attend in person or not, it is important that your shares be voted on matters that come before the annual meeting. None of our stockholders own more than 10% of our outstanding shares, so every stockholder’s vote is important to us. To make voting easier for you, you may vote your shares by proxy in one of three ways: (1) by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the envelope provided; (2) by visiting www.proxyvote.com and entering the control number that appears on the proxy card; or (3) by telephone at (800) 690-6903 and follow the instructions provided on the proxy card. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of our board of directors.
You are cordially invited to attend the annual meeting. Your vote is very important.
By Order of the Board of Directors,
/s/ Kevin A. Shields
Kevin A. Shields
Chairman of the Board of Directors and
Chief Executive Officer
El Segundo, California
April 5, 2017

Griffin Capital Essential Asset REIT II, Inc.
Griffin Capital Plaza
1520 E. Grand Avenue
El Segundo, California 90245

PROXY STATEMENT

Introduction

The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the board of directors of Griffin Capital Essential Asset REIT II, Inc. (which we refer to in this proxy statement as the "Company") for use at the annual meeting of our stockholders and at any adjournment or postponement thereof. References in this proxy statement to "we," "us," "our" or like terms also refer to the Company. The mailing address of our principal executive offices is Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245. We expect to mail the notice of the annual meeting, this proxy statement and the accompanying proxy to our stockholders on or about April 13, 2017. Our 2016 Annual Report to Stockholders will be included in the mailing of the notice of the annual meeting, this proxy statement and proxy to our stockholders.

QUESTIONS AND ANSWERS

Q:	When and where will the annual meeting be held?

A:
Our 2017 annual meeting of stockholders will be held on June 14, 2017 at 1:30 P.M. (PT). The meeting will be held at the Company's offices at Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245.

Q:	What is the purpose of the meeting?

A:	At the meeting, you will be asked to:

•	elect five directors for one-year terms expiring in 2018;

•	ratify the appointment of Ernst & Young LLP ("Ernst & Young") as our independent registered public accounting firm for the year ending December 31, 2017; and

•	conduct such other business as may properly come before the annual meeting or any adjournment thereof.
Our board of directors is not aware of any matters that may be acted upon at the meeting other than the matters set forth in the first two bullet points listed above.

Q:	Who can vote at the meeting?

A:
Stockholders of record on March 31, 2017, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock, including shares of Class A, Class T and Class I common stock that they hold on that date. As of the record date, we had 75,410,597 shares of common stock issued, outstanding and eligible to vote.

Q:	How many votes do I have?

A:	Each outstanding share of Class A, Class T and Class I common stock entitles its holder to cast one vote with respect to each matter to be voted upon at the annual meeting.

Q:	How can I vote?

A:	You may vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:

•	via mail, by completing, signing, dating and returning your proxy card in the enclosed envelope;

•	via the Internet at www.proxyvote.com; or

•	via telephone at (800) 690-6903, you will be prompted to enter a control number that can be found on the proxy card.
Regardless of whether you intend to attend the annual meeting, we encourage you to vote by proxy in accordance with one of the methods described above. None of our stockholders own more than 10% of our outstanding shares, so every stockholder's vote is important to us. If you vote by proxy, you may still attend the annual meeting and vote in person. If you do so, any previous votes that you submitted, whether by mail, the Internet or telephone, will be superseded by the vote that you cast at the annual meeting.

Q:	How will my proxies be voted?

A:
Shares represented by valid proxies will be voted in accordance with the directions given on the relevant proxy card. If a proxy card is signed and returned without any directions given, the individuals named on the card as proxy holders will vote in accordance with the recommendations of our board of directors as to (1) the election of directors, and (2) the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017. If other matters requiring the vote of our stockholders come before the meeting, it is the intention of the persons named in the proxy card to vote the proxies held by them in accordance with their best judgment in such matters.

Q:	What are the board of directors' voting recommendations?

A:	Our board of directors recommends that you vote:

•	"FOR ALL" of the nominees to our board of directors; and

•	"FOR" the ratification of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017.

Q:	How can I change my vote or revoke my proxy?

A:
You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy (via mail, the Internet or telephone), by attending the annual meeting and voting in person or by written notice addressed to: Griffin Capital Essential Asset REIT II, Inc., Attention: Secretary, Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245. To be effective, a proxy revocation must be received by us at or prior to the annual meeting.

Q:	What vote is required to approve each proposal?

A:
Election of Directors. Each director is elected by the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. There is no cumulative voting in the election of our directors. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

Ratification of Appointment of Independent Accounting Firm. The appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017 is ratified by the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.

Q:	What constitutes a "quorum"?

A:
The presence at the annual meeting, in person or represented by proxy, of stockholders entitled to cast fifty percent (50%) of all the votes entitled to be cast at the meeting constitutes a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast.

Q:	Who will bear the costs of soliciting votes for the meeting?

A:
We will bear the entire cost of the solicitation of proxies from our stockholders.  We have retained Broadridge Financial Solutions, Inc. to assist us in connection with the solicitation of proxies for the annual meeting.   Broadridge Financial Solutions, Inc. will be paid fees of approximately $22,633 plus out-of-pocket expenses, for its basic solicitation services, which include printing and review of proxy materials, dissemination of broker search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies.  In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities.  We also expect to incur approximately $23,861 in expenses related to printing of these proxy materials and our annual report. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:	What if I receive only one set of proxy materials although there are multiple stockholders at my address?

A:
The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports to stockholders, which allows us to send a single set of any annual report and/or proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as "householding." This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Griffin Capital Essential Asset REIT II, Inc., Attention: Secretary, Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245 or call us at (310) 469-6100. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.

Q:	How do I submit a stockholder proposal for next year's annual meeting or proxy materials, and what is the deadline for submitting a proposal?

A:
In order for a stockholder proposal to be properly submitted for presentation at our annual meeting next year, we must receive written notice of the proposal at our executive offices during the period beginning on December 14, 2017 and ending January 15, 2018. If you wish to present a proposal for inclusion in the proxy materials for next year's annual meeting, we must receive written notice of your proposal at our executive offices no later than December 6, 2017. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: Griffin Capital Essential Asset REIT II, Inc., Attention: Secretary, Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245 or call us at (310) 469-6100. For additional information, see the "Stockholder Proposals" section in this proxy statement.

Q:	Who can help answer my questions?

A:
If you have any questions about the annual meeting, any of the proposals, how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Broadridge Financial Solutions, Inc. at: (855) 601-2245. Representatives are available Monday through Friday 9:00 a.m. to 10:00 p.m. (Eastern).

CERTAIN INFORMATION ABOUT MANAGEMENT
Board of Directors
General
We operate under the direction of our board of directors, the members of which are accountable to us and our stockholders as fiduciaries. Our board of directors is responsible for the management and control of our affairs. Our board of directors consists of Kevin A. Shields, who serves as the Chairperson of the board of directors and our Chief Executive Officer, Michael J. Escalante, our President, and three independent directors, Samuel Tang, Kathleen L. Briscoe, and J. Grayson Sanders, each of whom have been nominated by our board of directors for re-election to serve until our 2018 annual meeting of stockholders or until his successor is elected and qualified. For more detailed information on our directors, see the "Executive Officers and Directors" section below. Our board of directors has formed the following three committees: the Audit Committee, the Nominating and Corporate Governance Committee, and the Compensation Committee.
Leadership Structure
Kevin A. Shields serves as the Chairperson of the board of directors, as well as our Chief Executive Officer. Our board of directors periodically monitors the potential benefits and consequences of splitting the roles of Chairperson and principal executive officer, but has determined that, at this time, it is appropriate and in our best interest for such roles to remain vested in one person due to our current size, the size of our board of directors and the participation of our three independent directors in the oversight of our operations and strategy. Our board of directors does not have a lead independent director, as we believe that the current size of our board of directors permits all of our independent directors to actively participate in this oversight role. As we grow in size, our board of directors will continue to evaluate the appropriateness of splitting the roles of Chairperson and principal executive officer and creating a lead independent director position.
Meetings of our Board of Directors
During 2016, our board of directors held 11 meetings. During 2016, each incumbent director attended at least 75% of the aggregate total number of meetings of the board of directors and the total number of meetings of the committees on which they served.
Director Independence
While our shares are not listed for trading on any national securities exchange, as required by our charter, a majority of the members of our board of directors and each committee of our board of directors are "independent" as determined by our board of directors by applying the definition of "independent" adopted by the New York Stock Exchange ("NYSE"), consistent with the NASAA Statement of Policy Regarding Real Estate Investment Trusts and applicable rules and regulations of the SEC. Our board of directors has determined that Messrs. Tang and Sanders and Ms. Briscoe each meet the relevant definition of "independent."
Stockholder Communications with Directors
We have established several means for stockholders to communicate concerns to our board of directors. If the concern relates to our financial statements, accounting practices or internal controls, the concerns should be submitted in writing to the Chairperson of the Audit Committee of our board of directors in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairperson of the Nominating and Corporate Governance Committee of our board of directors in care of our Secretary at our headquarters address. If a stockholder is uncertain as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our Secretary. All concerns submitted in care of our Secretary will be delivered to the appropriate independent director based upon our Secretary's determination.
Though we have no formal policy on the matter, we encourage all of the members of our board of directors to attend our annual meeting of stockholders. All of the directors serving at the time of the 2016 annual meeting attended such meeting.

Risk Management Role
As part of its oversight role, our board of directors actively supervises the members of our management that are directly responsible for our day-to-day risk management, including our Chief Financial Officer and Treasurer. The board of directors' risk management role has no impact on its leadership structure. The Audit Committee of our board of directors, which consists of our three independent directors, annually reviews with management our policies with respect to risk assessment and risk management, particularly in the areas of insurance, regulatory compliance, financial risk management, investments and due diligence, and capital flow.
Code of Ethics
Our board of directors adopted a Code of Ethics and Business Conduct on July 21, 2014, which was amended and restated on November 2, 2016 (the "Code of Ethics") and which contains general guidelines applicable to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer, our directors, and employees and officers of our advisor, Griffin Capital Essential Asset Advisor II, LLC ("Advisor"), and its affiliates, who perform material functions for us. We make sure that each individual subject to the Code of Ethics acknowledges reviewing and receipt thereof. We adopted our Code of Ethics with the purpose of promoting the following: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC and in other public communications made by us; (3) compliance with applicable laws and governmental rules and regulations; (4) the prompt internal reporting of violations of the Code of Ethics to our Code of Ethics Compliance Officer; and (5) accountability for adherence to the Code of Ethics. A copy of the Code of Ethics is available in the "Corporate Governance" section of our website, www.griffincapital.com.
Audit Committee
General
The board of directors has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, which assists the board of directors in fulfilling its responsibilities to stockholders concerning the Company's financial reporting and internal controls and facilitates open communication among the Audit Committee, board of directors, outside auditors and management. Our Audit Committee adopted a charter on July 21, 2014, which was most recently amended and restated on March 2, 2016 (the "Audit Committee Charter"), and was ratified by our board of directors. A copy of our Audit Committee Charter is available in the "Corporate Governance" section of our website, www.griffincapital.com. The Audit Committee assists our board of directors by: (1) selecting an independent registered public accounting firm to audit our annual financial statements; (2) reviewing with the independent registered public accounting firm the plans and results of the audit engagement; (3) approving the audit and non-audit services provided by the independent registered public accounting firm; (4) reviewing the independence of the independent registered public accounting firm; (5) considering the range of audit and non-audit fees; and (6) reviewing the adequacy of our internal accounting controls. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Audit Committee Charter and in accordance with current laws, rules and regulations.

The members of the Audit Committee are our three independent directors, Samuel Tang, Kathleen S, Briscoe, and J. Grayson Sanders each of whom is also independent as defined in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, with Mr. Tang serving as Chairperson of the Audit Committee. Our board of directors has determined that Mr. Tang satisfies the requirements for an "audit committee financial expert" as defined in Item 407(d)(5) of Regulation S-K and has designated Mr. Tang as the Audit Committee financial expert in accordance with applicable SEC rules. The Audit Committee held four meetings during 2016.

Relationship with Principal Auditor
Overview
During the year ended December 31, 2016, Ernst & Young served as our independent auditor and provided certain tax and other services. Ernst & Young has served as our independent auditor since our formation. The Audit Committee currently anticipates that it will engage Ernst & Young as our independent auditor to audit our financial statements for the year ending December 31, 2017, subject to agreeing on fee estimates for the audit work. The Audit Committee reserves the right, however, to select a new auditor at any time in the future in its discretion if it deems such decision to be in the best interests of the Company and its stockholders. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.
A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from the stockholders.
Pre-Approval Policies
The Audit Committee Charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for the Company by our independent auditor, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditor's independence. In determining whether or not to pre-approve services, the Audit Committee considers whether the service is permissible under applicable SEC rules. The Audit Committee may, in its discretion, delegate one or more of its members the authority to pre-approve any services to be performed by our independent auditors, provided such pre-approval is presented to the full Audit Committee at its next scheduled meeting.
All services rendered by Ernst & Young in the year ended December 31, 2016 were pre-approved in accordance with the policies set forth above.
Fees Paid to Principal Auditor
The Audit Committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services provided by Ernst & Young, including the audits of our annual financial statements, for the years ended December 31, 2016 and 2015, respectively, are set forth in the table below.

	2016	2015
Audit Fees	$661,605	$616,831
Audit-Related Fees	—	—
Tax Fees	82,614	22,549
All Other Fees	1,250	—
Total	$745,469	$639,380
For purposes of the preceding table, the professional fees are classified as follows:

•
Audit Fees - These are fees for professional services performed for the audit of our annual financial statements and the required review of our quarterly financial statements and other procedures performed by the independent auditors to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, and services that generally only an independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC.

•
Audit-Related Fees - These are fees for assurance and related services that traditionally are performed by an independent auditor, such as due diligence related to acquisitions and dispositions, audits related to acquisitions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•
Tax Fees - These are fees for all professional services performed by professional staff in our independent auditor's tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local issues. Such services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax issues related to due diligence.

•	All Other Fees - These are fees for other permissible services that do not meet one of the above-described categories, including assistance with internal audit plans and risk assessments.
Audit Committee Report
Pursuant to the Audit Committee Charter adopted by the board of directors of the Company, the Audit Committee's primary function is to assist the board of directors in fulfilling its oversight responsibilities by overseeing the independent auditors, the audit and financial reporting process and the system of internal control over financial reporting that management has established and by reviewing the financial information to be provided to the Company's stockholders and others. During the year ended December 31, 2016, the Audit Committee was composed of three independent directors and met four times. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee's role does not provide any special assurances with regard to the financial statements of the Company, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2016 in the Company's Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the financial reporting and controls of the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee discussed with the Company's independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment as to the quality and acceptability of the financial statements and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 16, "Communications with Audit Committees," issued by the Public Company Accounting Oversight Board (PCAOB). The Audit Committee also received the written disclosures and the letter from the Company's independent auditor required by applicable requirements of the PCAOB regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence. In addition, the Audit Committee considered the compatibility of non-audit services provided by the independent auditors with the auditors' independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the financial reporting of the Company.
In reliance on these reviews and discussions, the Audit Committee recommended to our board of directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year-ended December 31, 2016 for filing with the SEC. Our board of directors subsequently accepted the Audit Committee's recommendation and approved the Annual Report on Form 10-K for the year-ended December 31, 2016 for filing with the SEC.

Samuel Tang (Chairperson)
Kathleen S. Briscoe
J. Grayson Sanders
March 7, 2017
The preceding Audit Committee Report to stockholders is not "soliciting material" and is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Nominating and Corporate Governance Committee
General
Our Nominating and Corporate Governance Committee adopted a charter on July 21, 2014, which was most recently amended and restated on March 2, 2016 (the "Nominating and Corporate Governance Committee Charter"), which was ratified by our board of directors. A copy of our Nominating and Corporate Governance Committee Charter is available in the "Corporate Governance" section of our website, www.griffincapital.com. The Nominating and Corporate Governance Committee's primary focus is to assist our board of directors in fulfilling its responsibilities with respect to director nominations, corporate governance, board of directors and committee evaluations and conflict resolutions. The Nominating and Corporate Governance Committee assists our board of directors in this regard by: (1) identifying individuals qualified to serve on our board of directors, consistent with criteria approved by our board of directors, and recommending that our board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders; (2) developing and implementing the process necessary to identify prospective members of our board of directors; (3) determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on our board of directors; (4) overseeing an annual evaluation of our board of directors, each of the committees of our board of directors and management; (5) developing and recommending to our board of directors a set of corporate governance principles and policies; (6) periodically reviewing our corporate governance principles and policies and suggesting improvements thereto to our board of directors; and (7) considering and acting on any conflicts-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our Advisor or its affiliates. The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in the Nominating and Corporate Governance Committee Charter and in accordance with current laws, rules and regulations.
The members of the Nominating and Corporate Governance Committee are our three independent directors, Samuel Tang, Kathleen S, Briscoe, and J. Grayson Sanders, with Ms. Briscoe serving as Chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held five meetings during 2016.
Board of Directors Membership Criteria and Director Selection
The Nominating and Corporate Governance Committee annually reviews with our board of directors the appropriate experience, skills and characteristics required of our directors in the context of the current membership of our board of directors. This assessment includes, in the context of the perceived needs of our board of directors at the time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. Other considerations include the candidate's independence from conflict with the Company and the ability of the candidate to attend board of directors meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by our board of directors shall be individuals who possess a reputation and hold or have held positions or affiliations befitting a director of a publicly held company and are or have been actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community.

Though we do not have a formal policy regarding diversity with respect to identifying nominees and overall board composition, our Nominating and Corporate Governance Committee considers the impact of diverse backgrounds and experiences of potential nominees on the effectiveness and quality of our board of directors. As part of its annual review process discussed below, the Nominating and Corporate Governance Committee reviews its own effectiveness in recommending director nominees with diverse backgrounds and experiences relative to any perceived needs in the composition of our board of directors.
While our full board of directors remains responsible for selecting its own nominees and recommending them for election by our stockholders, our board of directors has delegated the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee, in consultation with our Chief Executive Officer. Pursuant to our charter, however, the directors must nominate replacements for any vacancies among the director positions.
The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of our board of directors; it then recommends director nominees who are voted on by our full board of directors. In recommending director nominees to our board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors and management of the Company. The Nominating and Corporate Governance Committee will also consider suggestions made by stockholders and other interested persons for director nominees who meet the established director criteria. In order for a stockholder to make a nomination, the stockholder must satisfy the procedural requirements for such nomination as provided in the Company's bylaws, which include, among other things, providing the nominee's name, age, address, and ownership of the Company's stock. Such nominations must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
In evaluating the persons nominated as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.
With respect to the current nominees to our board of directors, whose backgrounds and experience are described in greater detail on pages 16 through 20, our Nominating and Corporate Governance Committee considered all of the factors set forth above in its determination to recommend them for nomination. In particular, our Nominating and Corporate Governance Committee considered Kevin A. Shields’ active participation in the management of our operations and his extensive experience in the real estate and real estate financing industry, Mr. Escalante’s broad experience in the real estate industry, Mr. Tang’s extensive experience in the private equity and real estate industries, Mr. Sanders’ decades of experience in the real estate industry and significant experience raising equity capital, and Ms. Briscoe’s years of experience in real estate investing and investment management experience in determining to recommend each of them for nomination to our board of directors. In addition, the Nominating and Corporate Governance Committee considered these particular aspects of the backgrounds of Messrs. Tang and Sanders and Ms. Briscoe relative to the needs of the committees of our board of directors in determining to recommend them for nomination.
Corporate Governance
Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee developed and recommended a set of formal, written guidelines for corporate governance, which were adopted by our full board of directors.
The Nominating and Corporate Governance Committee also, from time to time, reviews the governance structures and procedures of the Company and suggests improvements thereto to our full board of directors. Such improvements, if adopted by the full board of directors, shall be incorporated into the written guidelines.
Periodic Evaluations
The Nominating and Corporate Governance Committee conducts an annual evaluation of its own performance and oversees the annual evaluations of our board of directors, each of the other committees of our board of directors and management.

Conflicts of Interest
The Nominating and Corporate Governance Committee considers and acts upon any conflicts of interest-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our Advisor or its affiliates. Our independent directors must approve such transactions as fair and reasonable to us and on terms and conditions not less favorable than those available from unaffiliated third parties, based upon standards set forth in our charter and Code of Ethics, as well as applicable laws, rules and regulations.
Conflicts of interest-related matters that the Nominating and Corporate Governance Committee has acted upon or expects to act upon include, but are not limited to, the following:

•	the continuation, renewal or enforcement of agreements with our Advisor and its affiliates, including the following significant agreements:

•	the advisory agreement (as amended, the “Advisory Agreement”) with our Advisor and Griffin Capital Essential Asset Operating Partnership II, L.P., our operating partnership (“Operating Partnership”);

•	the first amended and restated limited partnership agreement (“Operating Partnership Agreement”) with our Advisor and our Operating Partnership, and prior versions of such agreement;

•	property management agreements (“Property Management Agreements”) with our property manager, Griffin Capital Essential Asset Property Management II, LLC (“Property Manager”); and

•	the dealer manager agreement (as amended, the “Dealer Manager Agreement”) with our dealer manager, Griffin Capital Securities, LLC (“Dealer Manager”);

•	property sales;

•	property acquisitions; and

•	other transactions with affiliates.
Compensation Committee
General
Our Compensation Committee adopted a charter on November 2, 2016 (the "Compensation Committee Charter"), which was ratified by our board of directors. A copy of our Compensation Committee Charter is available in the "Corporate Governance" section of our website, www.griffincapital.com. The primary focus of the Compensation Committee is to assist our board of directors in fulfilling its responsibilities with respect to officer and director compensation. Prior to the establishment of the Compensation Committee, our board of directors fulfilled all of the responsibilities with respect to officer and director compensation. The Compensation Committee assists our board of directors in this regard when necessary by: (1) reviewing and approving our corporate goals with respect to compensation of officers and directors; (2) recommending to our board of directors compensation for all non-employee directors, including board of directors and committee retainers, meeting fees and equity-based compensation; (3) administering and granting equity-based compensation to our Advisor, employees of our Advisor and affiliates based upon recommendations from our Advisor; and (4) setting the terms and conditions of such equity-based compensation in accordance with our Employee and Director Long-Term Incentive Plan (the "Plan"). The Compensation Committee fulfills these responsibilities in accordance with current laws, rules and regulations.

We believe that our director compensation program is competitive with those of similarly situated companies in our industry, and further aligns the interests of our directors with those of our stockholders.  In establishing our director compensation, we have taken note of and considered compensation paid by similarly situated companies in our industry, but we have not performed systematic reviews of such compensation nor engaged in benchmarking.  Consequently, information about other companies' specific compensation policies has not been a primary consideration in forming our director compensation policies and decisions.  Like many other companies, we issue restricted stock awards to our directors, in addition to providing for an annual retainer.  We have found that the value of these compensation components may be difficult to measure, and therefore believe that comparing them in an objective way to similar arrangements developed by other companies may be of limited value.
The members of the Compensation Committee are our three independent directors, Samuel Tang, Kathleen S, Briscoe, and J. Grayson Sanders, with Mr. Sanders serving as Chairperson of the Compensation Committee. The Compensation Committee held one meeting during 2016.
Compensation Committee Interlocks and Insider Participation
For the year ended December 31, 2016, decisions regarding officer and director compensation were made by Messrs. Tang and Sanders and Ms. Briscoe, our independent directors. During the year ended December 31, 2016, Mr. Shields served as a director of Griffin Capital Essential Asset REIT, Inc. ("GCEAR"), one of whose executive officers, Mr. Escalante, served on our board of directors.
Compensation Discussion and Analysis - Executive Compensation
We do not compensate our executive officers for services rendered to us.  We do not currently intend to pay any compensation directly to our executive officers. As a result, we do not have, and our Compensation Committee has not considered, a compensation policy or program for our executive officers. If we determine to compensate our executive officers directly in the future, the Compensation Committee will review all forms of compensation and approve all equity-based awards. If we compensated our executive officers directly, the following executive officers would be considered the Company's "Named Executive Officers" as defined in Item 402 of Regulation S-K for the fiscal year ended December 31, 2016:

•	Kevin A. Shields, Chief Executive Officer;

•	Javier F. Bitar, Chief Financial Officer;

•	Joseph E. Miller, former Chief Financial Officer;

•	Michael J. Escalante, President;

•	David C. Rupert, Executive Vice President; and

•	Mary Higgins, Vice President and General Counsel.
Our executive officers also are officers of our Advisor and its affiliates, and are compensated by such entities for their services to us.  We pay these entities fees and reimburse expenses pursuant to our Advisory Agreement. Certain of these reimbursements to our Advisor include reimbursements of a portion of the compensation paid by our Advisor and its affiliates to our Named Executive Officers for services provided to the Company, for which we do not pay our Advisor a fee. For the year ended December 31, 2016, these reimbursements to our Advisor totaled approximately $386,234. Of this amount, $190,385 was attributed to Mr. Bitar, $44,060 was attributed to Mr. Miller, $33,589 was attributed to Mr. Rupert and $118,200 was attributed to Ms. Higgins. No reimbursements were attributed to Mr. Shields or Mr. Escalante. The reimbursable expenses include components of salaries, bonuses, benefits and other overhead charges and are based on the percentage of time each such Named Executive Officer spends on our affairs. Our Compensation Committee does not determine these amounts, but does review with management the allocations of time to the Company and determines that such allocations are fair and reasonable to the Company. Our Named Executive Officers receive significant additional compensation from our Advisor and its affiliates that we do not reimburse.

Compensation Report
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee has determined that the Compensation Discussion and Analysis - Executive Compensation be included in this proxy statement.
J. Grayson Sanders (Chairperson)
Samuel Tang
Kathleen S. Briscoe
March 7, 2017
The preceding Compensation Report to stockholders is not "soliciting material" and is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Director Compensation
Summary
The following table provides a summary of the compensation earned by our directors for the year ended December 31, 2016:

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation	All other Compensation	Total
Kevin A. Shields	$—	$—	$—	$—	$—	$—	$—
Michael J. Escalante	$—	$—	$—	$—	$—	$—	$—
Gregory M. Cazel(1)	$28,500	$—	$—	$—	$—	$—	$28,500
Timothy J. Rohner(1)	$28,000	$—	$—	$—	$—	$—	$28,000
Samuel Tang	$60,500	$—	$—	$—	$—	$—	$60,500
J. Grayson Sanders	$46,868	$—	$—	$—	$—	$—	$46,868
Kathleen S. Briscoe	$46,868	$—	$—	$—	$—	$—	$46,868
Total	$210,736	$—	$—	$—	$—	$—	$210,736
(1) Messrs. Cazel and Rohner were not nominated for re-election at the 2016 annual meeting of stockholders.
As noted above, our Compensation Committee fulfills all of the responsibilities with respect to employee, officer and director compensation. Because we do not have any employees and our executive officers do not receive any compensation directly from us, these responsibilities are limited to setting director compensation and administering the Plan. Our non-director officers have no role in determining or recommending director compensation. Directors who are also officers of the Company do not receive any special or additional remuneration for service on our board of directors or any of its committees. Each non-employee independent director received compensation for services on our board of directors and its committees as provided below.
Cash Compensation to Directors
For the year ended December 31, 2016, we paid each of our independent directors a retainer of $40,000, plus $1,000 for each board of directors or committee meeting the independent director attended in person or by telephone ($2,000 for attendance by the Chairperson of the Audit Committee at each meeting of the Audit Committee and $1,500 for attendance by the Chairperson of any other committee at each of such committee's meetings). In the event there were multiple meetings of our board of directors and one or more committees in a single day, the fees were limited to $3,000 per day ($3,500 for the Chairperson of the Audit Committee if there was a meeting of such committee).
The board of directors, upon recommendation of the Compensation Committee, has adopted a Director Compensation Plan for independent directors effective for fiscal year 2017, which memorializes the prior cash compensation arrangements for our independent directors and updates the compensation to be granted under the Plan to the independent directors.
All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors.
Employee and Director Long-Term Incentive Plan Awards to Independent Directors
The Plan was approved and adopted prior to the commencement of our ongoing initial public offering in order to (1) provide incentives to individuals who are granted awards because of their ability to improve our operations and increase profits; (2) encourage selected persons to accept or continue employment with us or with our Advisor or its affiliates that we deem important to our long-term success; and (3) increase the interest of our independent directors in our success through their participation in the growth in value of our stock. Pursuant to the Plan, we may issue options, stock appreciation rights and other equity-based awards, including, but not limited to, restricted stock. As of the year ended December 31, 2016, we had not issued shares pursuant to the Plan.
Pursuant to the Plan, we issued 5,000 shares of restricted stock to each independent director on January 18, 2017, which are fully vested (the "Initial Restricted Stock Awards"). Currently, we plan to issue additional awards of 7,000 shares of restricted stock to each independent director upon each of their respective re-elections to our board of directors beginning with our 2017 annual meeting, which will generally vest 50% on the date the shares are awarded and 50% one year from the date of grant (the "Annual Restricted Stock Awards"). Such Annual Restricted Stock Award will consist of 1,000 shares of restricted stock under Section 7.4 of the Plan and an additional 6,000 shares of restricted stock. The Annual Restricted Stock Awards will immediately vest in the event of certain liquidation events, as defined in the Annual Restricted Stock Awards. Both the Initial Restricted Stock Awards and the Annual Restricted Stock Awards are subject to a number of other conditions set forth in such awards.
The total number of shares of our common stock (or common stock equivalents) reserved for issuance under the Plan is equal to 10% of our outstanding shares of stock at any time, but not to exceed 10,000,000 shares in the aggregate. As of March 31, 2017, approximately 7,526,060 shares were available for future issuance under the Plan. The term of the Plan is ten years. Upon our earlier dissolution or liquidation, upon our reorganization, merger or consolidation with one or more corporations as a result of which we are not the surviving corporation, or upon sale of all or substantially all of our properties, the Plan will terminate, and provisions will be made for the assumption by the successor corporation of the awards granted or the replacement of the awards with similar awards with respect to the stock of the successor corporation, with appropriate adjustments as to the number and kind of shares and exercise prices. Alternatively, rather than providing for the assumption of awards, our Compensation Committee, may either (1) shorten the period during which awards are exercisable, or (2) cancel an award upon payment to the participant of an amount in cash that the Compensation Committee determines is equivalent to the amount of the fair market value of the consideration that the participant would have received if the participant exercised the award immediately prior to the effective time of the transaction.
In the event that our Compensation Committee determines that any distribution, recapitalization, stock split, reorganization, merger, liquidation, dissolution or sale, transfer, exchange or other disposition of all or substantially all of our assets, or other similar corporate transaction or event, affects the stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an award, then the Compensation Committee shall, in such manner as it may deem equitable, adjust the number and kind of shares or the exercise price with respect to any award.

Executive Officers and Directors
Included below is certain information regarding our executive officers and directors. All of our directors, including our three independent directors, have been nominated for reelection at the 2017 annual meeting of stockholders. All of our executive officers serve at the pleasure of our board of directors.

Name	Age	Position(s)	Period with Company
Kevin A. Shields	58	Chairman of the Board of Directors and Chief Executive Officer	11/2013 - present
Michael J. Escalante	56	Director and President	11/2013 - present
Javier F. Bitar	55	Chief Financial Officer and Treasurer	6/2016 - present
David C. Rupert	60	Executive Vice President	11/2013 - present
Mary P. Higgins	57	Vice President and General Counsel	11/2013 - present
Howard S. Hirsch	51	Vice President and Secretary	6/2014 - present
Don G. Pescara	54	Vice President - Acquisitions	11/2013 - present
Julie A. Treinen	57	Vice President - Asset Management	11/2013 - present
Samuel Tang	56	Independent Director	2/2015 - present
J. Grayson Sanders	76	Independent Director	3/2016 - present
Kathleen S. Briscoe	57	Independent Director	3/2016 - present
Kevin A. Shields, our Chief Executive Officer and the Chairman of our board of directors, has been an officer and director since our formation. Mr. Shields is also the Chief Executive Officer of our sponsor, which he founded in 1995 and which indirectly owns our dealer manager. Mr. Shields has been the Chief Executive Officer of our advisor since its formation in November 2013, and also serves as the Chief Executive Officer of our dealer manager. Mr. Shields also currently serves as Chief Executive Officer and Chairman of the board of directors of GCEAR, a public non-traded REIT sponsored by our sponsor, positions he has held since August 2008; as President and trustee of Griffin Institutional Access Real Estate Fund ("GIA Real Estate Fund"), a 1940 Act interval fund sponsored by our sponsor, positions he has held since November 2013; as President and trustee of Griffin Institutional Access Credit Fund ("GIA Credit Fund'), a 1940 Act interval fund sponsored by our sponsor, positions he has held since January 2017; and as President and director of Griffin-Benefit Street Partners BDC Corp. ("GB-BDC"), a non-traded business development company sponsored by our sponsor, a position he has held since May 2014. He also serves as a non-voting special observer of the board of directors of Griffin American Healthcare REIT III, Inc. ("GAHR III") and Griffin American Healthcare REIT IV, Inc. ("GAHR IV"), both of which are public non-traded REITs co-sponsored by our sponsor, and as a member of the investment committee of the advisor of GAHR III. Before founding our sponsor, Mr. Shields was a Senior Vice President and head of the Structured Real Estate Finance Group at Jefferies & Company, Inc. in Los Angeles and a Vice President in the Real Estate Finance Department of Salomon Brothers Inc. in both New York and Los Angeles. Over the course of his 30-year real estate and investment-banking career, Mr. Shields has structured and closed over 200 transactions totaling in excess of $8 billion of real estate acquisitions, financings and dispositions. Mr. Shields graduated from the University of California at Berkeley where he earned a J.D. degree from Boalt Hall School of Law, an M.B.A. from the Haas Graduate School of Business, graduating Summa Cum Laude with Beta Gamma Distinction, and a B.S. from Haas Undergraduate School of Business, graduating with Phi Beta Kappa distinction. Mr. Shields is a licensed securities professional holding Series 7, 63, 24 and 27 licenses, and an inactive member of the California Bar. Mr. Shields is a full member of the Urban Land Institute and frequent guest lecturer at the Haas Graduate School of Business. Mr. Shields is also a member of the Policy Advisory Board for the Fisher Center for Real Estate at the Haas School of Business, a former chair and current member of the Board of Directors for the Investment Program Association and an executive member of the Public Non-Listed REIT Council of the National Association of Real Estate Investment Trusts.
We believe that Mr. Shields’ active participation in the management of our operations and his extensive experience in the real estate and real estate financing industries support his appointment to our board of directors.
Michael J. Escalante is our President, and has held this position since our formation. Mr. Escalante has been a member of our board of directors since February 2015. Mr. Escalante has also served as President of our advisor since its initial formation and as our sponsor’s Chief Investment Officer since June 2006, where he is responsible for overseeing all acquisition and disposition activities. Mr. Escalante currently serves as President of GCEAR, a position he has held since June 2015, and as Chief Investment Officer of the entity, a position he has held since August 2008. He also serves as a member of the investment committee of the respective advisors of GAHR III and GAHR IV. With more than 25 years of real estate related investment experience, he has been responsible for completing in excess of $6 billion of commercial real estate transactions throughout the United States. Prior to joining our sponsor in June 2006, Mr. Escalante founded Escalante Property Ventures in March 2005, a real estate investment management company, to invest in value-added and development-oriented infill properties within California and other western states. From 1997 to March 2005, Mr. Escalante served eight years at Trizec Properties, Inc., one of the largest publicly-traded U.S. office REITs, with his final position being Executive Vice President - Capital Transactions and Portfolio Management. While at Trizec, Mr. Escalante was directly responsible for all capital transaction activity for the Western U.S., which included the acquisition of several prominent office projects. Mr. Escalante’s work experience at Trizec also included significant hands-on operations experience as the REIT’s Western U.S. Regional Director with bottom-line responsibility for asset and portfolio management of a 4.6 million square foot office/retail portfolio (11 projects/23 buildings) and associated administrative support personnel (110 total/65 company employees). Prior to joining Trizec, from 1987 to 1997, Mr. Escalante held various acquisitions, asset management and portfolio management positions with The Yarmouth Group, an international investment advisor. Mr. Escalante holds an M.B.A. from the University of California, Los Angeles, and a B.S. in Commerce from Santa Clara University. Mr. Escalante is a full member of the Urban Land Institute and active in many civic organizations.
We believe that Mr. Escalante’s broad experience in the real estate industry and his years of service at our sponsor and its affiliates support his appointment to our board of directors.
Javier F. Bitar is our Chief Financial Officer and Treasurer, and has served in that capacity since June 2016. Mr. Bitar also currently serves as Chief Financial Officer and Treasurer of GCEAR, a position he has held since June 2016. Mr. Bitar has over 31 years of commercial real estate related accounting and financial experience, including over 17 years of management-level experience. Prior to joining our sponsor, from July 2014 to May 2016, Mr. Bitar served as the Chief Financial Officer of New Pacific Realty Corporation, a real estate investment and development company. From January 2014 to July 2014, Mr. Bitar served as the Proprietor of JB Realty Advisors, a real estate consulting and advisory company. From July 2008 to December 2013, Mr. Bitar served as the Chief Operating Officer of Maguire Investments, where he was responsible for overseeing operating and financial matters for the company's real estate investment and development portfolio. Mr. Bitar also served as Senior Investment Officer at Maguire Properties, Inc. from 2003 to 2008 and as Partner and Senior Financial Officer at Maguire Partners from 1987 to 2003. Mr. Bitar graduated Magna Cum Laude from California State University, Los Angeles, with a Bachelor of Business Administration degree and is a Certified Public Accountant in the State of California.
David C. Rupert has been our Executive Vice President since our initial formation. Mr. Rupert also serves as Executive Vice President of our advisor, a position he has held since our advisor's initial formation. In addition, Mr. Rupert serves as Executive Vice President of GCEAR, a position he has held since June 2015; as President of our sponsor, having re-joined our sponsor in September 2010; and as Chief Executive Officer of GB-BDC, a position he has held since the company's formation in May 2014. Mr. Rupert previously served as President of GCEAR from July 2012 through June 2015. Mr. Rupert's more than 30 years of commercial real estate and finance experience includes over $9 billion of transactions executed on four continents: North America, Europe, Asia and Australia. From July 2009 to August 2010, Mr. Rupert co-headed an opportunistic hotel fund in partnership with The Olympia Companies, a hotel owner-operator with more than 800 employees, headquartered in Portland, Maine. From March 2008 through June 2009 Mr. Rupert was a partner in a private equity firm focused on Eastern Europe, in particular extended stay hotel and multifamily residential development, and large scale agribusiness in Ukraine. Mr. Rupert previously served as Chief Operating Officer of our sponsor from August 1999 through February 2008. From 1999-2000, Mr. Rupert served as President of CB5, a real estate and restaurant development company that worked closely with the W Hotel division of Starwood Hotels. From 1997-1998 Mr. Rupert provided consulting services in the U.S. and UK to Lowe Enterprises, a Los Angeles-headquartered institutional real estate management firm. From 1986-1996, Mr. Rupert was employed at Salomon Brothers in New York, where he served in various capacities, including the head of REIT underwriting, and provided advice, raised debt and equity capital and provided brokerage and other services for leading public and private real estate institutions and entrepreneurs. Since 1984, Mr. Rupert has served on the Advisory Board to Cornell University's Endowment for Real Estate Investments, and in August 2010 Mr. Rupert was appointed Co-Chairman of this Board. For more than 15 years, Mr. Rupert has lectured in graduate-level real estate and real estate finance courses in Cornell's masters-level Program in Real Estate, where he is a founding Board Member. Mr. Rupert received his B.A. degree from Cornell in 1979 and his M.B.A. from Harvard in 1986.
Mary P. Higgins is a Vice President and our General Counsel, and has held these positions since our formation. Ms. Higgins is also the Vice President, General Counsel and Secretary of our advisor and our sponsor. From our inception through June 2014, Ms. Higgins served as our Secretary. Ms. Higgins has also served as Vice President, General Counsel and Secretary of GCEAR since August 2008. Prior to joining our sponsor in August 2004, Ms. Higgins was a partner at the law firm of Wildman, Harrold, Allen & Dixon LLP in Chicago, Illinois. Ms. Higgins has been our sponsor's primary real estate transaction counsel for more than 10 years and has worked together with our sponsor's principals on nearly all of their acquisition, due diligence, leasing, financing and disposition activities during that time period. Ms. Higgins has over 20 years of experience representing both public and private real estate owners, tenants and investors in commercial real estate matters, including development, leasing, acquisitions, dispositions, and securitized and non-securitized financings. Representative transactions include sales and dispositions of regional malls, including some of the premier regional malls in the nation; sale of a golf course in an UPREIT structure; a $38 million credit tenant loan transaction; acquisition of various Florida office properties for a $150 million office property equity fund; representation of the ground lessor in a subordinated tenant development ground lease and a $350 million property roll up. Ms. Higgins additionally has extensive commercial leasing experience. Ms. Higgins is the author of the chapter entitled "Due Diligence on Commercial Leases" in the Real Estate Transactions volume published by the Illinois Institute for Continuing Legal Education, and she is active in many civic organizations. Ms. Higgins earned her undergraduate degree in Law Firm Administration from Mallinckrodt College (now part of Loyola University) and her J.D. degree from DePaul University College of Law, both of which are located in Illinois.
Howard S. Hirsch is a Vice President and our Secretary, and has held these positions since June 2014. Mr. Hirsch also serves as Vice President and General Counsel - Securities of our sponsor, positions he has held since June 2014, and Vice President and Secretary of our advisor, positions he has held since November 2014. In addition, Mr. Hirsch serves as Vice President and Assistant Secretary of GCEAR, positions he has held since January 2015; as Vice President and Assistant Secretary of GIA Credit Fund, positions he has held since January 2015; as Vice President and Assistant Secretary of GIA Credit Fund, positions he has held since January 2017; and as Vice President and Secretary of GB-BDC, positions he has held since November 2014. Prior to joining Griffin Capital Company, LLC in June 2014, Mr. Hirsch was a shareholder at the law firm of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC in Atlanta, Georgia. From July 2007 through the time he joined Baker Donelson in April 2009, Mr. Hirsch was counsel at the law firm of Bryan Cave LLP in Atlanta, Georgia. Prior to joining Bryan Cave LLP, from July 1999 through July 2007, Mr. Hirsch worked at the law firm of Holland and Knight LLP in Atlanta, Georgia, where he was an associate and then a partner. Mr. Hirsch has over 18 years of experience in public securities offerings, SEC reporting, corporate and securities compliance matters, and private placements. He previously handled securities, transactional and general corporate matters for various publicly-traded and non-traded REITs. Mr. Hirsch's experience also includes registrations under the Securities Act of 1933 and the 1940 Act, reporting under the Securities Exchange Act of 1934, and advising boards of directors and the various committees of public companies. He has counseled public companies on corporate governance best practices and compliance matters, and has represented issuers on SEC, FINRA, and "Blue Sky" regulatory matters in connection with registrations of public offerings of non-traded REITs and real estate partnerships. He also has experience representing broker dealers on various FINRA compliance matters. Mr. Hirsch earned his B.S. degree from Indiana University and his J.D. degree from The John Marshall Law School in Chicago, Illinois.
Don G. Pescara is our Vice President - Acquisitions, and has held that position since our formation. Mr. Pescara is also the Managing Director - Acquisitions for our advisor and our sponsor. Mr. Pescara has also served as Vice President - Acquisitions for GCEAR since August 2008. Mr. Pescara is responsible for our sponsor's activities in the midwestern U.S. and is based in the firm's Chicago office. Prior to joining our sponsor in January 1997, Mr.

Pescara was a Director at Cohen Financial in the Capital Markets Unit, responsible for all types of real estate financing including private placements of both debt and equity, asset dispositions, and acquisitions on behalf of Cohen's merchant banking group. Prior to joining Cohen, Mr. Pescara was a Director at CB Commercial Mortgage Banking Group. During his more than 25-year career, Mr. Pescara has been responsible for many innovative financing programs, including structuring corporate sale/leaseback transactions utilizing synthetic and structured lease bond financing. Formerly Co-Chairman of the Asian Real Estate Association, Mr. Pescara was responsible for creating a forum for idea exchange between Pacific Rim realty investors and their United States counterparts. An active member of the Urban Land Institute, Mortgage Bankers Association and the International Council of Shopping Centers, Mr. Pescara is a graduate of the University of Illinois at Urbana-Champaign with a B.A. in Economics and a minor in Finance and is a licensed Illinois Real Estate Broker.
Julie A. Treinen is our Vice President - Asset Management, and has held that position since our formation. Ms. Treinen is also the Managing Director - Asset Management for our advisor and our sponsor where she is responsible for all of the firms' asset management activities. Ms. Treinen also currently serves as Vice President - Asset Management for GCEAR, a position she has held since August 2008. Before joining our sponsor in September 2004, Ms. Treinen was a Vice President at Cornerstone Real Estate Advisers, Inc., a Hartford-based, SEC-registered real estate investment and advisory firm with $4.6 billion of assets under management. During her five years at Cornerstone, Ms. Treinen managed the acquisition diligence of approximately 1.2 million square feet of existing assets totaling $238 million, the development of five apartment joint venture projects totaling $152 million, and the disposition of five properties totaling $125 million. Ms. Treinen was also the senior asset manager for a $400 million portfolio of office, industrial and apartment investments. Prior to joining Cornerstone, from 1996 to 1999, Ms. Treinen was Director, Field Production at Northwestern Mutual Life in Newport Beach where she initiated, negotiated, and closed three development projects totaling over $100 million and three mortgage originations totaling over $100 million, and acquired four existing assets totaling over $50 million. Prior to joining Northwestern, from 1989 to 1996, Ms. Treinen was a Vice President at Prudential Realty Group in Los Angeles. Over the course of her seven-year tenure at Prudential, Ms. Treinen originated over $235 million in new commercial mortgage loans, structured and negotiated problem loan workouts, note sale and foreclosures totaling over $140 million and managed a portfolio of office, industrial and apartment investments totaling approximately $500 million. Prior to the real estate industry, Ms. Treinen spent several years in finance and as a certified public accountant. Ms. Treinen holds an M.B.A. degree from the University of California at Berkeley and a B.A. degree in Economics from the University of California at Los Angeles.
Samuel Tang is one of our independent directors and is the chairperson of our Audit Committee and a member of our Nominating and Corporate Governance Committee and Compensation Committee. Mr. Tang has over 25 years of experience in private equity and real estate investing. From 2008 to the present, Mr. Tang has been a Managing Partner of TriGuard Management LLC, an entity which he co-founded and which acquires private equity fund-of-funds in the secondary market and serves as a platform for other private equity investment businesses. He is also a co-founder and Managing Partner of Montauk TriGuard Management Inc. since 2004 to the present, where he is responsible for sourcing, analyzing, structuring, and closing the acquisition of private equity funds in the secondary market. From 1999 to 2004, Mr. Tang was Managing Director, Equities, of Pacific Life Insurance Company, where he co-chaired the workout committee to maximize recovery on bond investments and worked on various strategic and direct equity investments. Before joining Pacific Life Insurance Company, from 1989 to 1999, he was a Managing Partner at The Shidler Group, a specialized private equity firm focused on finance, insurance and real estate companies. Mr. Tang was also previously a Manager in Real Estate Consulting with KPMG Peat Marwick Main and a Senior, CPA with Arthur Young. Mr. Tang has an M.B.A. in Finance from University of California, Los Angeles and a B.S. in Accounting from University of Southern California. Mr. Tang also currently serves in leadership positions, including as a member of the board of directors with several private equity fund advisory, corporate and charitable entities.
We believe that Mr. Tang’s extensive experience in the private equity and real estate industries support his appointment to our board of directors.
J. Grayson Sanders is one of our independent directors and is the chairperson of our Compensation Committee and a member of our Audit Committee and Nominating and Corporate Governance Committee. He has

been one of our independent directors since March 2016. Mr. Sanders also serves as an independent director on the board of GAHR III since February 2014. Since March 2013, Mr. Sanders has served as the Co-Founder, President and Chief Investment Officer of PREDEX Capital Management, a registered investment adviser. Mr. Sanders has also served as the Co-Founder and Chief Executive Officer of Mission Realty Advisors, the majority owner of PREDEX Capital Management and provider of advisory and equity capital raising services to institutional quality real estate operators, since February 2011. From March 2009 to March 2010, Mr. Sanders served as Chief Executive Officer of Steadfast Capital Markets Group, where he managed the development and registration of Steadfast Income REIT, a non-traded REIT, and oversaw the development of that company’s FINRA managing broker-dealer. From November 2004 to March 2009, Mr. Sanders served as President of CNL Fund Advisors Company in Orlando, where he created and managed a global REIT mutual fund, and served as President of CNL Capital Markets, which focused on wholesale distribution of non-traded REITs and private placements plus ongoing servicing of thousands of investors. Prior to joining CNL, Mr. Sanders served from 2000 to 2004 as a Managing Director with AIG Global Real Estate Investment Corp. in New York, where he managed product development and capital formation for several international real estate funds for large institutional investors investing in Europe, Asia and Mexico. From 1997 to 2000, Mr. Sanders was the Executive Managing Director for CB Richard Ellis Investors where he was involved in product development and placement with institutional investors. From 1991 to 1996, Mr. Sanders served as the Director of Real Estate Investments for Ameritech Pension Trust, where he managed a $1.5 billion real estate portfolio within the $13 billion defined benefit plan. Mr. Sanders has also previously served on the board of directors of both the Pension Real Estate Association and the National Association of Real Estate Investment Trusts, where he was Co-Chairman of its Institutional Investor Committee. He has also served on the board of directors of several non-profits. Mr. Sanders has been a frequent speaker at trade association events and other forums over his entire career and holds FINRA series 7, 24 and 63 licenses. Mr. Sanders received a B.A. in History from the University of Virginia and an M.B.A. from Stanford Business School. He attended Officer Candidate School and served for over four years in the Navy, attaining the rank of Lieutenant.
We believe that Mr. Sanders' decades of experience in the real estate industry, including as a director of a non-traded REIT, and his significant experience raising equity capital support his appointment to our board of directors.
Kathleen S. Briscoe is one of our independent directors and is the chairperson of our Nominating and Corporate Governance Committee and a member of our Audit Committee and Compensation Committee. She has been one of our independent directors since March 2016. Since March 2016, Ms. Briscoe has served as a consultant at Cordia Capital Management, LLC, a privately owned real estate investment management company, where from November 2013 to March 2016, she held the positions of Chief Operating Officer and Chief Investment Officer for real estate, overseeing approximately $100 million of commercial real estate investments per year throughout the Western United States. From November 2011 to November 2013, Ms. Briscoe was a real estate consultant with Institutional Real Estate, Inc. and Crosswater Realty Advisors. From 2009 to 2011, Ms. Briscoe was the Chief Investment Officer for the IDS Real Estate Group in Los Angeles, California, where she managed two joint ventures with CalSTRS. From 2008 to 2009, Ms. Briscoe was a real estate consultant with Crosswater Realty Advisors, where she worked with CalPERS analyzing its real estate fund managers. From 2007 to 2008, she was a Managing Director and the head of the Los Angeles office for Buchanan Street Partners, a real estate investment management company. From 1987 to 2007, Ms. Briscoe was a Shareholder at Lowe Enterprises, a real estate investment, asset management, and development company, where she managed the firm’s investment clients, was a key member of a value-add private REIT, managed a portfolio, and served on the Executive Committee and as a voting member of the Investment Committee. Ms. Briscoe received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. Ms. Briscoe is a council member of the Urban Land Institute, an advisory board member for Institutional Real Estate, Inc., an executive member of the National Association of Real Estate Investment Managers, and is active in a number of other real estate organizations.
We believe Ms. Briscoe's years of experience in real estate investing and investment management experience, as well as her background in the commercial real estate industry generally, support her appointment to our board of directors.

STOCK OWNERSHIP
Beneficial Ownership of the Company's Stock
The following table sets forth, as of March 31, 2017, the amount of our common stock beneficially owned by: (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (2) each of our directors; (3) each of our Named Executive Officers; and (4) all of our current directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 75,410,597 shares of common stock outstanding as of March 31, 2017.

	Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock		Percentage of Class
Kevin A. Shields, Chairman of the Board of Directors and Chief Executive Officer	257,937	(3)	*
Michael J. Escalante, Director and President	—		—
Javier F. Bitar, Chief Financial Officer and Treasurer
David C. Rupert, Executive Vice President	—		—
Mary P. Higgins, Vice President and General Counsel	—		—
Joseph E. Miller, former Chief Financial Officer and Treasurer	—		—
Samuel Tang, independent director	5,003	(4)	—
J. Grayson Sanders, independent director	5,003	(4)	—
Kathleen S. Briscoe, independent director	5,003	(4)	—
All directors and current executive officers as a group (11 persons)	272,946	(3)	*
* Represents less than 1% of our outstanding common stock as of March 31, 2017.

(1)	The address of each beneficial owner listed is Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245.

(2)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following March 31, 2017. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Includes shares owned by Griffin Capital Essential Asset Advisor II, LLC and Griffin Capital Vertical Partners, L.P., both of which are indirectly owned and/or controlled by Mr. Shields.

(4)	Each independent director was awarded 5,000 shares of restricted stock on January 18, 2017, which are fully vested.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended, requires each director, officer, and individual beneficially owning more than 10% of a registered security to file with the SEC, within specified time frames, initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 and 5). Reporting persons are required to furnish us with copies of all Section 16(a) forms filed with the SEC. Based solely on a review of the copies of such forms furnished to us during and with respect to the fiscal year ended December 31, 2016 or written representations that no additional forms were required, to the best of our knowledge, all required Section 16(a) filings were timely and correctly made by reporting persons for 2016.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
Certain of our executive officers and one of our directors hold ownership interests in and are officers of our sponsor, our Advisor, our Operating Partnership, our Property Manager, and other affiliated entities. As a result, these individuals owe fiduciary duties to these other entities and their owners, which fiduciary duties may conflict with the duties that they owe to our stockholders and us. Their loyalties to these other entities could result in actions or inactions that are detrimental to our business, which could harm the implementation of our investment objectives. Conflicts with our business and interests are most likely to arise from involvement in activities related to: (1) allocation of new investments and management time and services between us and the other entities, including GCEAR, GAHR III, GAHR IV, GB-BDC, GIA Real Estate Fund, and GIA Credit Fund; (2) our purchase of properties from, or sale of properties to, affiliated entities; (3) the timing and terms of the investment in or sale of an asset; (4) development of our properties by affiliates; (5) investments with affiliates of our Advisor; (6) compensation to our Advisor; and (7) our relationship with our Property Manager.
Our Nominating and Corporate Governance Committee will consider and act on any conflicts-related matter required by our charter or otherwise permitted by Maryland General Corporation Law ("MGCL") where the exercise of independent judgment by any of our directors (who is not an independent director) could reasonably be compromised, including approval of any transaction involving our Advisor and its affiliates. In addition, our charter contains a number of restrictions relating to (1) transactions we enter into with our Advisor and its affiliates, (2) certain future offerings, and (3) allocation of investment opportunities among affiliated entities.
Our independent directors reviewed the material transactions between us and our affiliates during the year ended December 31, 2016. As described in more detail below, we are currently a party to three types of agreements giving rise to material transactions between us and our affiliates: our Advisory Agreement, our Operating Partnership Agreement, and our Property Management Agreements. Set forth below is a description of the relevant transactions with our affiliates, which we believe have been executed on terms that are fair to us.
Advisory Agreement
Our Advisor is Griffin Capital Essential Asset Advisor II, LLC. Our Advisor was formed in Delaware in November 2013 and is owned by our Sponsor, through a series of holding companies. Some of our officers and directors are also officers of our Advisor. Our Advisor has contractual responsibility to us and our stockholders pursuant to the Advisory Agreement.
Our Advisor manages our day-to-day activities pursuant to our Advisory Agreement. Pursuant to our Advisory Agreement, we are obligated to reimburse our Advisor for certain services and payments, including payments made by our Advisor to third parties, including in connection with potential acquisitions. Under our Advisory Agreement, our Advisor has undertaken to use its commercially reasonable best efforts to present to us investment opportunities consistent with our investment policies and objectives as adopted by our board of directors. In its performance of this undertaking, our Advisor, either directly or indirectly by engaging an affiliate, shall, among other duties and subject to the authority of our board of directors:

•	find, evaluate, present and recommend to us investment opportunities consistent with our investment policies and objectives;

•	serve as our investment and financial advisor and provide research and economic and statistical data in connection with our assets and our investment policies;

•	acquire properties and make investments on our behalf in compliance with our investment objectives and policies;

•	structure and negotiate the terms and conditions of our real estate acquisitions, sales or joint ventures;

•	review and analyze each property’s operating and capital budget;

•	arrange, structure and negotiate financing and refinancing of properties;

•	perform all operational functions for the maintenance and administration of our assets, including the servicing of mortgages;

•	consult with our officers and board of directors and assist the board of directors in formulating and implementing our financial policies;

•
prepare and review on our behalf, with the participation of one designated principal executive officer and principal financial officer, all reports and returns required by the SEC, IRS and other state or federal governmental agencies;

•	provide the daily management and perform and supervise the various administrative functions reasonably necessary for our management and operations; and

•	investigate, select, and, on our behalf, engage and conduct business with such third parties as our Advisor deems necessary to the proper performance of its obligations under the Advisory Agreement.
The term of our Advisory Agreement is one year and will end on August 12, 2017, but may be renewed for an unlimited number of successive one-year periods. However, a majority of our independent directors must approve the Advisory Agreement and the fees thereunder annually prior to any renewal, and the criteria for such renewal shall be set forth in the applicable meeting minutes. Additionally, any party may terminate the Advisory Agreement without penalty upon 60 days’ written notice. Upon a termination of the Advisory Agreement, in certain circumstances, our Advisor may be entitled to receive substantial amounts in the form of a subordinated distribution pursuant to the Operating Partnership Agreement. If we elect to terminate the Advisory Agreement, we will be required to obtain the approval of a majority of our independent directors. In the event of the termination of our Advisory Agreement, our Advisor will be required to cooperate with us and take all reasonable steps requested by us to assist our board of directors in making an orderly transition of the advisory function.
Our Advisor and its officers, employees and affiliates expect to engage in other business ventures and, as a result, their resources will not be dedicated exclusively to our business. However, pursuant to the Advisory Agreement, our Advisor will be required to devote sufficient resources to our administration to discharge its obligations. Our Advisor has the right to assign the Advisory Agreement to an affiliate subject to approval by our independent directors. We have the right to assign the Advisory Agreement to any successor to all of our assets, rights and obligations. Our board of directors shall determine whether any successor advisor possesses sufficient qualifications to perform the advisory function for us and whether the compensation provided for in its advisory agreement with us is justified. Our independent directors will base their determination on the general facts and circumstances that they deem applicable, including the overall experience and specific industry experience of the successor advisor and its management. Other factors that will be considered are the compensation to be paid to the successor advisor and any potential conflicts of interest that may occur.
Our Advisor will be entitled to receive various fees and expenses under the terms of the Advisory Agreement. Generally, we are required under the Advisory Agreement to reimburse our Advisor for organization and offering costs (to the extent such costs exceed 1.0% of gross offering proceeds from our public offering); provided, however, our Advisor must reimburse us within 60 days after the end of the month in which the public offering terminates to the extent we paid or reimbursed organization and offering costs (excluding sales commissions, dealer manager fees, and stockholder servicing fees) in excess of 3.5% of the gross offering proceeds from the public offering. The Advisory Agreement also requires our Advisor to reimburse us within 60 days after the end of the month in which a public offering terminates, to the extent that organization and offering expenses, including sales commissions, dealer manager fees, and stockholder servicing fees, are in excess of 15% of gross proceeds from the public offering.
Under the terms of our Advisory Agreement, our Advisor is entitled to receive an acquisition fee in an amount up to 3.85% of the contract purchase price (as such term is defined in the Advisory Agreement) of each property we acquire. The acquisition fee consists of a 2.0% base acquisition fee and up to an additional 1.85% contingent advisor payment (the "Contingent Advisor Payment"); provided, however, that the first $5.0 million of amounts paid by the Advisor for dealer manager fees and organizational and offering expenses (the "Contingent Advisor Payment Holdback") will be retained by us until the later of (a) the termination of our initial public offering, including any follow-on offerings, or (b) July 31, 2017, at which time such amount shall be paid to the Advisor.  In connection with a follow-on offering, the Contingent Advisor Payment Holdback may increase, based upon the maximum offering amount in such follow-on offering and the amount sold in prior offerings. The amount of the Contingent Advisor Payment paid upon the closing of an acquisition will be reviewed on an acquisition by acquisition basis and such payment shall not exceed the then outstanding amounts paid by the Advisor for fees to the Dealer Manager and Organizational and Offering expenses at the time of such closing. Our Advisor also receives a monthly asset management fee for managing our assets equal to an annual fee of 1% of the aggregate asset value of our assets. Under the Advisory Agreement, our Advisor will receive a disposition fee if we sell all or substantially all of our properties, or all or substantially all of our business or securities are transferred or otherwise disposed of by way of a merger or other similar transaction, as long as our Advisor provides a substantial amount of services in connection with the sale. Such disposition fee will be equal to the lesser of (a) 2% of the contract sales price (as such term is defined in the Advisory Agreement) or (b) 50% of the competitive commission (as such term is defined in the Advisory Agreement). The total disposition fees and commissions paid (including fees and commissions paid to third parties) may not exceed an amount equal to the lesser of (i) 6% of the aggregate contract sales price or (ii) the competitive commission. There were no disposition fees for the year ended December 31, 2016.
The Advisory Agreement provides for reimbursement of our Advisor’s direct and indirect costs of providing administrative and management services to us. Our operating expenses shall (in the absence of a satisfactory showing to the contrary) be deemed to be excessive, and our Advisor must reimburse us in the event our total operating expenses for the 12 months then ended exceed the greater of 2.0% of our average invested assets or 25.0% of our net income, unless a majority of our independent directors has determined that such excess expenses were justified based on unusual and non-recurring factors. For the year ended December 31, 2016, our expenses were within such limits.
Operating Partnership Agreement
On July 31, 2014, we entered into a First Amended and Restated Limited Partnership Agreement with our Operating Partnership and our Advisor. We conduct substantially all of our operations through the Operating Partnership, of which we are the general partner. Our Advisor has a special limited partnership interest in the Operating Partnership and is a party to the Operating Partnership Agreement.
Pursuant to the Operating Partnership Agreement, our Advisor may be entitled to receive various subordinated distributions, each of which are outlined further in the Operating Partnership Agreement, if we (1) list our shares of common stock on a national exchange, (2) terminate the Advisory Agreement, (3) liquidate the portfolio, or (4) enter into an Extraordinary Transaction, as defined in the Operating Partnership Agreement. In the case of each of the foregoing distributions, our Advisor’s receipt of the distribution is subordinate to return of capital to our stockholders plus at least a 6% cumulative, non-compounded return, and our Advisor’s share of the distribution is 15%. There were no subordinated distributions for the year ended December 31, 2016.
Property Management Agreements
Griffin Capital Essential Asset Property Management II, LLC, our Property Manager, is wholly owned by Griffin Capital Property Management, LLC. Our Sponsor, through a series of holding companies, is the owner of Griffin Capital Property Management, LLC. Our Property Manager manages our properties pursuant to our Property Management Agreements.
We expect that we will contract directly with non-affiliated third party property managers with respect to our individual properties. In such event, or in the event an individual property is self-managed by the tenant, we will pay our property manager an oversight fee equal to 1% of the gross revenues of the property managed, plus reimbursable costs as applicable. Reimbursable costs and expenses include wages and salaries and other expenses of employees engaged in operating, managing and maintaining our properties, as well as certain allocations of office, administrative, and supply costs. In the event that we contract directly with our property manager with respect to a particular property, we will pay the property manager up to 3%, or greater if the lease so allows, of the gross monthly revenues collected of each property it manages, plus reimbursable costs as applicable. Our property manager may pay some or all of these fees to third parties with whom it subcontracts to perform property management services. In no event will we pay both a property management fee to the property manager and an oversight fee to our property manager with respect to a particular property.
In addition, we may pay our Property Manager or its designees a leasing fee in an amount equal to the fee customarily charged by others rendering similar services in the same geographic area. Further, although a substantial majority of the properties that we intend to acquire are leased under net leases in which the tenants are responsible for tenant improvements, we may also pay our Property Manager or its designees a construction management fee for planning and coordinating the construction of any tenant directed improvements for which we are responsible to perform pursuant to lease concessions, including tenant-paid finish-out or improvements. Our property manager will also be entitled to a construction management fee of 5% of the cost of improvements.
All costs and expenses incurred by our Property Manager on our behalf in fulfilling its duties to us under the Property Management Agreements are to be paid out of an account that is fully funded by us, or paid directly by us. Such costs and expenses may include, but are not limited to, reasonable wages and salaries of on-site and off-site employees of our Property Manager who are directly engaged in the operation, management, maintenance, leasing, construction, or access control of our properties, including taxes, insurance and benefits relating to such employees, along with the legal, travel and other out-of-pocket expenses that are directly related to the management and leasing of specific properties we own. Our Property Manager will also allocate a portion of its office, administrative and supplies expense to us to the extent directly related to the foregoing reasonable reimbursable expenses for the management of our properties.
We anticipate that the Property Management Agreements with our Property Manager will have terms of one year and shall be automatically extended for additional one-year periods unless we or our Property Manager give sixty (60) days’ prior written notice of such party’s intention to terminate a Property Management Agreement. Under the Property Management Agreements, our Property Manager is not prevented from engaging in other activities or business ventures, whether or not such other activities or business ventures are in competition with us or our business, including, without limitation, property management services for other parties, including other REITs, or for other programs advised, sponsored or organized by our Sponsor or its affiliates.
Dealer Manager Agreement
Griffin Capital Securities, LLC, which is wholly owned by our Sponsor through a holding company and is an affiliate of our Advisor, serves as our Dealer Manager.
Our Dealer Manager provides wholesaling, sales promotional and marketing services to us in connection with our public offering. Specifically, our Dealer Manager ensures compliance with SEC rules and regulations and FINRA rules relating to the sales process. In addition, our Dealer Manager oversees participating broker-dealer relationships, assists in the assembling of prospectus kits, assists in the due diligence process and ensures proper handling of investment proceeds.
On September 14, 2016, our board of directors approved the close of our primary offering effective January 20, 2017. In connection with the closing, we will accept subscription agreements received by our transfer agent on or before the close of business on January 20, 2017 and fully funded and in good order no later than the close of business on January 31, 2017. We intend to continue to sell shares of our common stock in the offering pursuant to our Distribution Reinvestment Plan following the termination of our primary offering.
Our Dealer Manager was entitled to receive a sales commission of up to 7.0% of gross proceeds from sales of Class A shares in the public offering and a Dealer Manager fee equal to up to 3.0% of gross proceeds from sales of Class A shares in the public offering; up to 3.0% of gross proceeds from sales of Class T shares in the public offering and a Dealer Manager fee equal to up to 3.0% of gross proceeds from sales of Class T shares in the public offering. Pursuant to the terms of our Advisory Agreement and Dealer Manager Agreement, our Advisor funded 2.0% of such Dealer Manager fee, and we funded the remaining 1.0%. In addition, our Dealer Manager will receive an ongoing stockholder servicing fee with respect to Class T shares that will be payable quarterly and will accrue daily in an amount equal to 1/365th of 1.0% of the purchase price per share of Class T shares sold in our primary offering.  We will cease paying the stockholder servicing fee with respect to the Class T shares sold in the offering at the earlier of (i) the date at which the aggregate underwriting compensation from all sources equals 10% of the gross proceeds from the sale of shares in our primary offering (i.e., excluding proceeds from sales pursuant to our distribution reinvestment plan); (ii) the fourth anniversary of the last day of the fiscal quarter in which our initial public offering (excluding our distribution reinvestment plan offering) terminates; (iii) the date that such Class T share is redeemed or is no longer outstanding; and (iv) the occurrence of a merger, listing on a national securities exchange, or an extraordinary transaction.
Our Dealer Manager has entered into participating dealer agreements with certain other broker-dealers authorizing them to sell our shares. Upon sale of our shares by such broker-dealers, our Dealer Manager re-allows all of the sales commissions paid in connection with sales made by these broker-dealers. Our Dealer Manager will generally re-allow 100% of the stockholder servicing fee to participating broker-dealers. Our Dealer Manager may also re-allow to these broker-dealers a portion of the 3.0% dealer manager fee as marketing fees, reimbursement of certain costs and expenses of attending training and education meetings sponsored by our Dealer Manager, payment of attendance fees required for employees of our Dealer Manager or other affiliates to attend retail seminars and public seminars sponsored by these broker-dealers, or to defray other distribution-related expenses.
We also paid an additional amount of gross offering proceeds as reimbursements to participating broker-dealers (either directly or through our Dealer Manager) for bona fide due diligence expenses incurred by our Dealer Manager and such participating broker-dealers. Such reimbursement of due diligence expenses included travel, lodging, meals and other reasonable out-of-pocket expenses incurred by participating broker-dealers and their personnel when visiting our office to verify information relating to us and our offering and, in some cases, reimbursement of actual costs of third-party professionals retained to provide due diligence services to our Dealer Manager and participating broker-dealers.
Fees Paid to Our Affiliates
Pursuant to the agreements discussed above, the following summarizes the related party costs incurred, paid and payable as of and for the year ended December 31, 2016:

	As of December 31, 2015	Year Ended December 31, 2016
	Payable	Incurred	Paid	Payable
Advisor and Property Manager fees
Acquisition fees and expenses	$8,675	$13,929,823	$13,938,498	$—
Operating expenses	108,538	1,622,165	1,712,913	17,790
Asset management fees	400,120	6,412,577	6,005,165	807,532
Property management fees	94,528	1,052,461	1,004,051	142,938
Other costs advanced by the Advisor	23,029	304,416	315,369	12,076
Selling commissions
Class T shares	40,421	11,396,735	11,383,439	53,717
Dealer Manager fees
Class T and I shares	14,876	3,949,476	3,946,246	18,106
Stockholder servicing fee(1)	24,968	17,449,299	1,454,146	16,020,121
Advisor Advances:(2)
Organization and offering expenses	843,913	2,633,923	1,000,445	2,477,391
Dealer Manager fees (3)	764,628	8,068,585	5,901,671	2,931,542
Total	$2,323,696	$66,819,460	$46,661,943	$22,481,213

(1)
The Dealer Manager is entitled to receive a stockholder servicing fee with respect to Class T shares that will be payable quarterly and will accrue daily in an amount equal to 1/365th of 1.0% of the purchase price per share (or, once reported, the amount of the estimated NAV) of Class T shares sold in the Primary Offering up to a maximum of 4% in the aggregate.

(2)
Pursuant to the Advisory Agreement, commencing November 2, 2015, the Company remains obligated to reimburse the Advisor for organizational and offering costs incurred after such date, but only to the extent that such costs exceed 1.0% of the gross offering proceeds of the Company’s Offering. In addition, the Advisor is entitled to receive an acquisition fee in an amount up to 3.85% of the contract purchase price (as such term is defined in the Advisory Agreement) for each property the Company acquires. The acquisition fee consists of a 2.0% base acquisition fee and up to an additional 1.85% Contingent Advisor Payment; provided, however, the Contingent Advisor Payment Holdback will be retained by the Company until the later of (a) the termination of the Offering, including any follow-on offerings, or (b) July 31, 2017, at which time such amount shall be paid to the Advisor.  In connection with a follow-on offering, the Contingent Advisor Payment Holdback may increase, based upon the maximum offering amount in such follow-on offering and the amount sold in prior offerings.

(3)
The Dealer Manager Agreement (as defined below and commencing on April 25, 2016 to incorporate Class I shares) provides that the Dealer Manager is entitled to receive a selling commission up to 3.0% of gross proceeds from Class T shares sold in the Primary Offering and a dealer manager fee equal to 3.0% of gross proceeds from Class T shares or Class I shares sold in the Primary Offering. Pursuant to the Dealer Manager Agreement, of the 3.0% dealer manager fee for Class T and Class I shares, 1.0% will be funded by the Company and 2.0% will be funded by the Advisor.

PROPOSALS ON WHICH YOU MAY VOTE
WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING AND VOTE IN PERSON OR NOT, WE URGE YOU TO HAVE YOUR VOTE RECORDED. STOCKHOLDERS MAY SUBMIT THEIR PROXIES VIA MAIL USING THE ENCLOSED PROXY CARD AND ENVELOPE, VIA THE INTERNET AT WWW.PROXYVOTE.COM OR VIA TELEPHONE AT (800) 690-6903.
YOUR VOTE IS VERY IMPORTANT AND YOUR IMMEDIATE RESPONSE WILL HELP AVOID POTENTIAL DELAYS AND MAY SAVE US SIGNIFICANT ADDITIONAL EXPENSES ASSOCIATED WITH SOLICITING STOCKHOLDER VOTES.
PROPOSAL 1. ELECTION OF DIRECTORS
At the annual meeting, you and the other stockholders will vote on the election of all five members of our board of directors. Each person elected will serve as a director until our 2018 annual meeting of stockholders and until his successor is elected and qualified. Our board of directors has nominated the following people for re-election as directors:

•	Kevin A. Shields

•	Michael J. Escalante

•	Samuel Tang

•	Kathleen S. Briscoe

•	J. Grayson Sanders
Each of the nominees is a current member of our board of directors. Detailed information on each nominee is provided on pages 16 through 20.
If any nominee becomes unable or unwilling to stand for re-election, our board of directors may designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.
Vote Required
Each director is elected by the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. There is no cumulative voting in the election of our directors. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote.
Recommendation
Each of the five nominees for re-election as a director will be elected at the annual meeting if a quorum is present at the annual meeting and a majority of shares present in person or by proxy and entitled to vote at such meeting vote in favor of such director for re-election. A properly executed proxy marked "FOR ALL" will be considered a vote in favor of all nominees for re-election as director. A properly executed proxy marked "FOR ALL EXCEPT" will be considered a vote in favor of all nominees EXCEPT those nominees you specifically strike from the list provided. A properly executed proxy marked "WITHHOLD ALL" will be considered a vote against all director nominees.
Our board of directors unanimously recommends a vote "FOR ALL" nominees listed for re-election as directors.

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our board of directors has appointed Ernst & Young to be our independent registered public accounting firm for the year ending December 31, 2017. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he so desires. The representative also will be available to respond to appropriate questions from stockholders.
Although it is not required to do so, our board of directors is submitting the Audit Committee's appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such appointment.
Vote Required
The appointment of Ernst & Young as our independent registered public accounting firm is ratified by the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. Any shares not voted (whether by abstention, broker non-vote, or otherwise) have no impact on the vote. In the event that this matter is not ratified by our stockholders, the Audit Committee will reconsider whether or not to retain our independent registered public accounting firm at its next scheduled meeting.
Recommendation
Our board of directors unanimously recommends a vote "FOR" ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2017.
STOCKHOLDER PROPOSALS
Any proposal by a stockholder for inclusion in proxy solicitation materials for the next annual meeting of stockholders must be received by our Secretary at our offices no later than December 6, 2017 and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. If a stockholder desires to present a proposal at the next annual meeting, whether or not the proposal is intended to be included in the proxy materials, our bylaws require that the stockholder give advance written notice to our Secretary no earlier than December 14, 2017 and no later than January 15, 2018. Stockholders desiring to submit a proposal are advised to examine the Company's bylaws, as they contain additional submission requirements.
OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

GRIFFIN CAPITAL
ESSENTIAL ASSET REIT II

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
1520 E. GRAND AVENUE
EL SEGUNDO, CA 90245

SCAN TO
VIEW MATERIALS & VOTE

Your Proxy Vote is Important!

Vote by Internet

Please go to the electronic voting site at www.proxyvote.com. Follow the on-line instructions. If you vote by Internet, you do not have to return your paper ballot. Vote by Internet deadline June 13, 2017 at 11:59 p.m. (ET)

Vote by Telephone

Please call us toll free at 1-800-690-6903, and follow the instructions provided. If you vote by telephone, you do not have to return your paper ballot. Vote by Telephone deadline June 13, 2017 at 11:59 p.m. (ET)

Vote by Mail

Please complete, sign and date this form. Fold and return your entire ballot in the enclosed postage paid return envelope. Completed proxy cards must be received by June 13, 2017.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E23698-P90703

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR ALL" THE NOMINEES NAMED IN ITEM 1 AND "FOR" ITEM 2. IF NO SPECIFICATION IS MADE, SUCH PROXY WILL BE VOTED IN ACCORDANCE WITH THESE RECOMMENDATIONS.

For All	Withhold All	For All Except
☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

1. For the election of five (5) directors, each for a term expiring at the 2018 annual meeting of stockholders and until his successor is duly elected and qualified.

Nominees:

01) Kevin A. Shields
02) Michael J. Escalante
03) Samuel Tang
04) Kathleen S. Briscoe
05) J. Grayson Sanders

IN THEIR DISCRETION, to act upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Note: Signature(s) should agree with the name(s) printed herein. When signing as attorney, executor, administrator, trustee or guardian, please give your full name as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. If the stock is jointly owned, both parties must sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Proxy Statement and Annual Report are available at www.proxyvote.com.

E23699-P90703

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 14, 2017
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PLEASE VOTE BY JUNE 13, 2017

The undersigned stockholder of Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation, hereby appoints Javier F. Bitar and Howard S. Hirsch, and each of them as proxies, for the undersigned with full power of substitution in each of them, to attend the 2017 Annual Meeting of Stockholders of Griffin Capital Essential Asset REIT II, Inc. to be held on June 14, 2017 at 1:30 P.M. (PT), at the offices of Griffin Capital Essential Asset REIT II, Inc., Griffin Capital Plaza, 1520 E. Grand Avenue, El Segundo, California 90245, and any and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the Griffin Capital Essential Asset REIT II, Inc.'s Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting, including matters incident to its conduct.

When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted "FOR ALL" the nominees named in Item 1 and "FOR" Item 2.

Address Changes/Comments: ____

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

V.1.1